EXHIBIT 99.1
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   NYSE:          OK
   NASDAQ-NMS:    GPFI
   FOR RELEASE:   8:00 A.M.
   DATE:          September 10, 1999
   CONTACTS:      OLD KENT FINANCIAL CORPORATION
                         INVESTOR:    ALBERT T. POTAS(616) 771-1931
                         MEDIA:       TANYA BERG (616) 771-4364

        GRAND PREMIER FINANCIAL, INC.
        RICHARD L. GEACH    (847) 487-1818

        OLD KENT TO ACQUIRE GRAND PREMIER FINANCIAL, INC.

        -Old Kent further expands its Chicago area franchise and will have the 5th largest deposit market share in Illinois-
        Grand Rapids, Michigan - David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and Richard L. Geach, Chairman, President and CEO of Grand Premier Financial, Inc., announced today that they have signed a definitive agreement for the merger of Grand Premier into Old Kent.
        Grand Premier Financial, Inc. is a bank holding company headquartered in the Chicago suburb of Wauconda, Illinois, with assets of $1.6 billion and deposits of $1.3 billion at June 30, 1999. Grand Premier has 23 banking offices located in Cary, Crete, Crystal Lake, DeKalb, Dixon, Freeport, Gurnee, Island Lake, Mokena, Mundelein, Niles, Northbrook, Rockford, South Chicago Heights, Sterling, Wauconda, Waukegan and Woodstock, Illinois. The addition of Grand Premier will move Old Kent to the #5 position in Illinois deposit market share. Old Kent already holds the #5 position in the Chicago area deposit market share. Upon completion of this transaction, Old Kent will have 79 banking offices and deposits of $5.8 billion in greater Chicago, compared to 25 offices and $1.7 billion of deposits just one year ago.

        Mr. Wagner stated, "Grand Premier is a high quality banking franchise with a history of growth. This affiliation will augment Old Kent's growing presence in Chicagoland, enabling the Corporation to broaden its customer service capabilities through additional locations and achieve greater economies of scale in the delivery of its broad range of financial services in this thriving market."

        Mr. Geach said, "We view this transaction as a unique opportunity for Grand Premier's customers and shareholders. Old Kent offers a wide menu of attractive products and greater convenience for our customers. For our shareholders, it means ownership of a growing organization with a 40 year history of consecutive increases in annual per share earnings and dividends."

                                        -more-





        The merger is subject to the customary approvals by Grand Premier Financial, Inc. shareholders and by regulatory authorities. This transaction is expected to be completed in early 2000. Old Kent's management believes that the acquisition will be accretive to earnings in the year 2000 without factoring in anticipated revenue enhancements.

             The merger is intended to be structured as a "pooling-of-interest" for accounting purposes and as a tax free exchange of shares. Grand Premier Financial, Inc. shareholders would receive approximately ten million shares of Old Kent stock, using an exchange ratio of 0.4231 for each share of Grand Premier Financial, Inc. ($16.66 per share based on Old Kent's closing price on September 9, 1999). Old Kent anticipates approximately $30 million (pre-tax) of one-time merger related charges. The total value of the transaction would be $394 million. Old Kent expects annual cost savings of $15 million (pre-tax), about 30% of Grand Premiers' expense base, to result from the merger. The combined company is expected to have a market capitalization of $5.3 billion.

             Old Kent also noted that its recently announced stock repurchase program would be unaffected by this proposed transaction. The program was authorized in June 1999 and allows for the repurchase of up to 3 million shares of Old Kent Common Stock.

             On July 9, 1999, Old Kent completed its acquisition of CFSB Bancorp, Inc., a $900 million banking organization headquartered in Lansing, Michigan. Old Kent also completed its acquisition of Pinnacle Banc Group, Inc., a $1 billion banking organization headquartered in Oakbrook, Illinois, on September 3, 1999. The Corporation expects to consumate its acquisition of Merchants Bancorp, Inc., a $0.9 billion banking organization headquartered in Aurora, Illinois, in early 2000.

             Old Kent is a financial services company headquartered in Grand Rapids, Michigan. It operates 260 banking offices in Michigan, Illinois and Indiana as well as 167 mortgage lending sites throughout the United States. Upon completion of its acquisition of Pinnacle Banc Group, Inc., Old Kent had total assets of approximately $18 billion.

                                        # # #

   The following Summary Financial Data is part of the press release.











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                           Summary Financial Data



             Old Kent       Grand Premier

    YTD June 30, 1999       YTD June 30, 1999



   Earnings Summary:
   Basic Earnings Per Share                $1.11           $.58
   Diluted Earnings Per Share              $1.10           $.58
   Net Income                       $120,644,000    $13,537,000

   Balance Sheet Data (in millions):

   Total Loans                           $ 9,823         $1,041
   Total Deposits                         12,363          1,283
   Total Assets                           15,929          1,575
   Shareholders' Equity                    1,072            188



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                              FORWARD LOOKING STATEMENTS

   This news release contains certain estimates and projections for Old Kent Financial Corporation, Grand Premier Financial, Inc. and the combined company following the merger, including estimates and projections related to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes may adversely affect the businesses in which the combined company would be engaged.



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